99¢ ONLY STORES® REPORTS RETAIL SALES FOR THE FIRST QUARTER ENDED JUNE 30, 2006 OF $254.0 MILLION AND A SAME-STORE-SALES INCREASE OF 3.6%.

CITY OF COMMERCE, CA - July 6, 2006- 99¢ Only Stores® (NYSE:NDN) (the “Company”) today reports total sales of $263.6 million for the quarter ended June 30, 2006, its first quarter of the new fiscal year 2007. This represents an increase of 7.7% over total sales of $244.7 million for the same quarter last year. Retail sales for the quarter ended June 30, 2006 were $254.0 million, up 8.3% from retail sales of $234.4 million for the same quarter last year.

The Company's same-store-sales for the quarter ended June 30, 2006 increased 3.6% versus the same quarter last year. For this period, the number of overall same-store-sales transactions increased by 2.3%, and the average transaction size increased by 1.3%, from $9.14 to $9.26.

During the quarter ended June 30, 2006, the Company opened five stores in California, of which three were in Northern California and two in Southern California. Gross and saleable retail square footage at the end of the quarter ended June 30, 2006 were 5.2 million and 4.1 million, respectively. As of June 30, 2006, the Company had 237 stores (36 in Texas), up 5.3% compared to 225 stores (36 in Texas) as of June 30, 2005.

Bargain Wholesale sales for the quarter ended June 30, 2006 were $9.6 million compared to $10.2 million in the same quarter last year.

Eric Schiffer, CEO of the Company, said, "We were pleased to continue our positive trend in same-store-sales with a 3.6% increase for the quarter ended June 30, 2006 and to see improvement in both our Texas and non-Texas stores. We had an increase in our overall average transaction size as well as the number of transactions in Texas. For our non-Texas stores, the average transaction size increased and the number of transactions was flat.

“Texas sales for the quarter ended June 30, 2006 were helped by a successful “999 Days in Texas” sales promotion held in late March in Dallas and Houston. Quarterly same-store-sales were also positively impacted by Easter falling on April 16 in 2006 versus March 27 in 2005.

"As previously announced, the Company slowed its store opening growth rate in fiscal 2006 to approximately 5% to help allow the Company to focus on implementing operational improvements to better support its existing stores and to establish a foundation for future growth. While many of these improvement efforts continue into fiscal 2007 as planned, we believe we are beginning to see significant progress in our systems and teamwork across the organization. Our team will continue to focus on improving overall execution while continuing to build a real estate pipeline to increase our store opening growth rate to approximately 10% in fiscal 2007 and to further increase our store opening growth rate to about 15% in fiscal 2008. These new stores are planned to open in the Company’s current markets of California, Texas, Arizona and Nevada. Subsequently, the Company plans to continue to open stores at a rate of 15% per year as it expands into new markets as part of its long term vision to become a premier nationwide deep-discount retailer."

The Company also reported that, as recently announced in an SEC filing, its 2006 10-K report is delayed, mainly due to a delay in completing its financial statements, and is expected to be filed by July 31, 2006.

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99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 237 deep-discount retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division called Bargain Wholesale. The Company’s next two 99¢ Only Stores will open on July 20, 2006 in California. 99¢ Only Stores® emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is ever over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, and the timing of filing the Company’s Form 10-K for 2006. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section - “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at http://www.99only.com. Contact Rob Kautz, EVP & CFO, 323-881-1293